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                                                                       Exhibit 5




                           Frisch's Restaurants, Inc.
                               2800 Gilbert Avenue
                             Cincinnati, Ohio 45206

                               September 10, 1998


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Frisch's Restaurants, Inc. Employee Stock Option Plan
              -----------------------------------------------------

Dear Sir or Madam:

         I have acted as counsel for Frisch's Restaurants, Inc., an Ohio corporation (the "Company"), in connection with the Frisch's Restaurants, Inc. Employee Stock Option Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion and, based thereupon, I am of the opinion that the shares of common stock, no par value, of the Company which may be issued and sold pursuant to the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 1,000,000 shares to be issued and sold pursuant to the Plan.



                                     Very truly yours,



                                     /s/ W. Gary King
                                     -----------------------------------
                                     W. Gary King
                                     Secretary-Counsel